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                                                                     EXHIBIT 2.2


                              AMENDED AND RESTATED
                                    FORM OF
                          PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of this ___ day of _____________, ______, by and between Premier Orthodontic Group, Inc., a Delaware corporation, and its successors and assigns (hereinafter referred to as "Purchaser") and _____________________, a __________________ (hereinafter referred to as "Seller").

                              W I T N E S S E T H

         WHEREAS, Seller owns and operates an orthodontic practice with offices located in the facilities identified in Exhibit "A" (collectively, the "Center") and furnishes orthodontic and other dental care to the general public through the services of the orthodontist(s) and dentist(s) affiliated with the Seller to provide patient care at the Center (the "Orthodontist(s)");

         WHEREAS, Seller wishes to sell all of its right, title and interest in and to all of the assets used in connection with the orthodontic practice conducted at the Center (except for the right to employ the Orthodontist(s)) to Purchaser and Purchaser wishes to buy all of Seller's right, title and interest in and to such assets, subject to and upon the terms and conditions herein set forth; and

         WHEREAS, Seller and Purchaser intend that the sale contemplated hereunder, along with (i) the acquisition of the other founding practices, (ii) the merger between Purchaser and US Orthodontic Care, Inc. ("USOC"), and (iii) the initial public offering, will constitute an integrated unitary transaction and will qualify for non-recognition treatment under Section 351 of the Internal Revenue Code.

         NOW, THEREFORE, in consideration of Ten Dollars ($10.00), the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

SECTION 1.       PURCHASE AND SALE OF ASSETS AND CLOSING.

         1.01    PURCHASE.        Upon the terms and conditions set forth
herein, Seller shall sell to Purchaser and Purchaser shall purchase from Seller all of Seller's right, title and interest in and to:

                 (a) Seller's leasehold interest in and to that certain facility comprising the Center, and all dental and other equipment or furniture leased by Seller (the "Leasehold Interest"); provided, however, that (i) Seller shall have the option of excluding from the conveyance contemplated hereby
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         Seller's leasehold interest in such dental and other equipment
         (including any leased automobiles) or furniture and (ii) in the event that any Leasehold Interests in and to dental and other equipment and furniture leased by Seller are not assignable, such Leasehold Interest(s) shall not be assigned to Purchaser; provided, further, that any leasehold expense incurred by Seller on Leasehold Interests retained by Seller shall be considered a Center Expense (as defined in that certain Service Agreement dated of even date herewith by and between Seller and Purchaser) for the purpose of determining the Service Fee to be paid to Purchaser only to the extent that any provisions in the operative lease documents or instruments, including but not limited to lease expense and term, are reasonable and customary and do not exceed the fair market rent for the leased dental and other equipment (including any leased automobiles) or furniture. Any Leasehold Interests to be retained by Seller or which are nonassignable shall be identified by Seller at Closing (as hereinafter defined) to Purchaser's satisfaction.

                 (b) All of Seller's licenses, permits, equipment, tools, furniture, furnishings, fixtures, inventory, supplies, technology, prepaid items, petty cash, accounts receivable, notes receivable, files, records (other than patient records), patient lists, supplier lists and all other personal property located at the Center or used in connection with the business of the Center as a going concern and with the operation of the Center located thereon, reasonably required to operate a licensed and certified orthodontic practice in _________ _____________, including without limitation all of those items of personal property set forth and described in Exhibit "B" attached hereto (such personal property is hereinafter referred to as the "Personal Property") (the Leasehold Interest and the Personal Property are sometimes hereinafter collectively referred to as the "Assets").

         1.02 TRANSFER. Seller shall execute and deliver such instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such further action as the Purchaser or its counsel shall request at any time or from time to time to vest, confirm or evidence in the Purchaser good and marketable title to all of the Assets intended to be conveyed, sold, transferred, assigned and delivered to the Purchaser hereby under this Agreement, free and clear of all liens, claims and encumbrances, except the Permitted Exceptions (as hereinafter defined).

         1.03 CLOSING DATE. The sale, transfer and delivery of the Assets pursuant to the terms of this Agreement and the delivery of the Purchase Price (as hereinafter defined) shall take place as soon as all appropriate conditions as set forth herein have been fulfilled, but in no event later than October 15, 1997, at the offices of Nelson Mullins Riley & Scarborough, L.L.P., First Union Plaza, Suite 1400, 999 Peachtree Street, Atlanta, Georgia 30309, or at such other place and date as Purchaser and Seller shall agree. The date on which the last of all payments and deliveries occurs is the "Closing Date", and such payments and
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deliveries constitute the "Closing."  The parties hereto shall use their reasonable best efforts to satisfy all appropriate conditions as soon as possible.

SECTION 2.       PURCHASE PRICE AND EXPENSES.

         2.01 PURCHASE PRICE. Purchaser hereby agrees to pay to Seller for the Assets of the Center at least one hundred twenty percent (120%) of the Center's 1996 Adjusted Gross Revenues (as hereinafter defined), with the actual amount to be determined upon completion of an initial public offering of Purchaser's common stock (the "IPO") (as finally determined, the "Purchase Price"), which final Purchase Price shall be the Seller's proportional interest in the sum of the value of all of the orthodontic entities included in the IPO, which sum shall constitute 62% of the total market capitalization of Purchaser without giving effect to the IPO. The valuation for determining the final Purchase Price of each orthodontic entity included in the IPO shall be based on the adjusted gross revenues and operating results of each such orthodontic entity for the trailing twelve-month period used in preparation of Purchaser's registration statement on Form S-1 with respect to the IPO. The Purchase Price shall be paid as follows:

                 (a) Up to a maximum of 20% of the Purchase Price shall be paid in cash or immediately available funds at Closing; and

                 (b) The remainder of the Purchase Price to be paid to Seller in stock of Purchaser to be valued at the time of the IPO, which IPO shall occur simultaneously with the Closing.

As used herein, the term "1996 Adjusted Gross Revenue" shall be determined in accordance with generally accepted accounting principles and shall mean all fees and charges recorded or booked in fiscal year 1996 by or on behalf of the Seller as a result of professional orthodontic services personally furnished to patients by the Orthodontist(s) and those under the Orthodontist's supervision and other fees or income generated in their capacity as professionals after any adjustments for uncollectible accounts, professional courtesies and other activities that do not generate a collectible fee.

         2.02 COSTS AND EXPENSES. Each party to this Agreement shall pay its fees, costs and expenses and those of its agents, accountants, lawyers and investment advisors, whether or not the transactions contemplated hereby are consummated in accordance with the terms of this Agreement.

SECTION 3.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER.

         Seller hereby represents, warrants and covenants to Purchaser as follows, and acknowledges and confirms that Purchaser is relying upon such representations, warranties and covenants in connection with the execution,





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delivery and performance of this Agreement, notwithstanding any investigation made by Purchaser or on its behalf:

         3.01 ORGANIZATION OF SELLER. Seller is a professional association formed and in existence under the laws of the State of _______________ and Seller has the power and authority to own its property and to carry on its business as and where such business is now conducted.

         3.02 TITLE TO ASSETS. Seller has good and marketable title to the Assets at the Center, and the right to sell, transfer, assign and deliver the Assets at the Center to Purchaser, free and clear of all liens, encumbrances, claims, security interests, pledges, agreements and rights of others, except for the Permitted Exceptions (as hereinafter defined), and upon transfer of the Assets at the Center to Purchaser, Purchaser will hold good and marketable title to the Assets at the Center free and clear of all liens, claims, encumbrances, and rights of third parties whatsoever, except for the Permitted Exceptions.

         3.03 AUTHORIZATION AND BINDING EFFECT. This Agreement and each of the agreements and instruments contemplated hereby has been duly and validly authorized, executed and delivered by the Seller and constitutes the legal, valid and binding obligations of the Seller, enforceable in accordance with its terms. All corporate actions and proceedings required for the execution and delivery of this Agreement, and for the consummation of the transactions contemplated hereby, have been duly taken.

         3.04 NO CONFLICTS. The execution, delivery and performance by the Seller of this Agreement or any agreements required hereby to be executed by Seller, will not (i) constitute a violation of, conflict with or constitute a default under any term or provision of the Seller's formation documents, (ii) to the best of Seller's knowledge, constitute a violation of any statute, ordinance, judgment, order, decree, regulation or rule of any court, governmental authority or arbitrator or any license, permit or franchise applicable or relating to the Center or (iii) result in the creation of any lien upon the Center pursuant to the provisions of any of the foregoing.

         3.05 CONDITION OF ASSETS. Upon Closing, the Assets at the Center, including the Personal Property, will be in good condition comparable to the condition existing on the date of this Agreement, ordinary wear and tear excepted. Seller shall not remove any Personal Property from the Center prior to the Closing, except for the purpose of repair or replacement or in the ordinary course of business, and any such Personal Property or its replacement, as the case may be, shall be included in this transaction. Seller shall keep all insurance policies or renewals thereof affecting or covering the Center in full force and effect up to and including the date of Closing unless the reason for such policies ceases or such policies are replaced in the ordinary course of business.





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         3.06  TAXES.  Except as set forth on Exhibit "C", Seller has timely filed or caused to be timely filed all federal income tax returns and all other federal, state, county, local or city tax returns which are required to be filed, and has paid or caused to be paid all taxes shown on said returns or on any tax assessment received by them (including, without limitation, real and
personal property taxes) to the extent that such taxes have become due.   No
events have occurred which could impose on Purchaser any transferee liability for any taxes, penalties, or interest due or to become due from Seller.

         3.07 CLAIMS AND LEGAL ACTIONS. Except as set forth on Exhibit "C", there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative or tax proceeding, nor any order, decree or judgment, in progress, pending, or threatened against or relating to Seller, the Center, or the business or operations of the Seller, nor does Seller know or have reason to be aware of any basis for the same.

         3.08 MAINTENANCE OF BUSINESS OPERATIONS AND EMPLOYEES. Seller shall use its best efforts to preserve and maintain the Center's business operations intact, and use its best efforts to keep available to Purchaser the services of the Center's employees, to preserve and maintain the Personal Property and to preserve to the extent possible the goodwill of the Center's business. Prior to the Closing Date, Seller shall not (i) except in the usual and ordinary course of business of Seller consistent with past practice, incur any indebtedness or other liabilities, guarantee any indebtedness or sell any assets of the Center, or (ii) increase the compensation payable to any employee, stockholder, member or doctor other than normal merit and cost of living increases granted in the ordinary course of business, (iii) enter into any employment agreements or adopt any employee benefit plan or increase the benefits or obligations of Seller or the Center under any employee benefit plan, (iv) permit any of the Assets to be subjected to any new mortgage, pledge, security interest, lien, claim, encumbrance, or restriction of any kind, or (v) discharge or satisfy any claims, liabilities or obligations of the Center other than in the usual course of business.

         3.09 CONSENTS. Except as set forth on Exhibit "C", there are no persons whose consent is necessary for Seller to consummate the transactions contemplated by this Agreement. Each party hereto agrees to cooperate with each other party to obtain the consents, approvals and authorizations of third parties and governmental authorities that any such party reasonably determines to be necessary to consummate the transactions contemplated by this Agreement.

         3.10 NO MANAGEMENT CONTRACT OR LEASE. Except for any lease agreement(s) between Seller and Seller's landlord(s), which lease agreement(s) shall be assigned by Seller to Purchaser at Closing to the extent assignable and copies of which lease agreement(s) have been provided to Purchaser by Seller, there will be no management contracts or leases for the Center at the time of Closing.





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         3.11    ACCURACY OF INFORMATION.  No representations, warranties or covenants by Seller, nor any statement, list or certificate furnished or to be furnished to Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made.

         3.12 NOTICE AS TO CHANGES. Seller will promptly advise Purchaser in writing of the occurrence of any events of which Seller becomes aware after the date of this Agreement and prior to Closing relating to any of the matters which are the subject of the covenants, representations and warranties contained herein.

         3.13 BULK SALES. Seller shall comply with any and all applicable bulk sales laws.

         3.14 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The warranties, representations and covenants of the Seller contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if given and made on and as of the date and time of Closing, and such representations, warranties and covenants shall survive the Closing and the consummation of the transactions contemplated by this Agreement for the period of three (3) years.

SECTION 4.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER.

         Purchaser hereby represents, warrants and covenants to Seller as follows, and acknowledges and confirms that Seller is relying upon such representations, warranties and covenants in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by Seller or on its behalf:

         4.01 ORGANIZATION OF PURCHASER. Purchaser is a corporation organized and in existence under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

         4.02 AUTHORIZATIONS AND BINDING EFFECT. This Agreement has been duly and validly authorized, executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms. All other corporate proceedings required by the Articles of Incorporation or the Bylaws of Purchaser or otherwise for the execution and delivery of this Agreement, and for the consummation of the transactions contemplated hereby, have been duly taken.

         4.03 NO VIOLATION. The execution, delivery and performance by the Purchaser of this Agreement or any agreements required hereby to be executed by





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Purchaser, will not (i) constitute a violation of, conflict with or constitute a default under any term or provision of the Purchaser's Articles of Incorporation or bylaws, each as amended, (ii) to the best of Purchaser's knowledge, constitute a violation of any statute, ordinance, judgment, order, decree, regulation or rule of any court, governmental authority or arbitrator or any license, permit or franchise applicable or relating to the Center or
(iii) result in the creation of any lien upon the Purchaser's assets pursuant to the provisions of any of the foregoing.

         4.04 ACCURACY OF INFORMATION. No representations, warranties or covenants by Purchaser or the members, officers or directors of the Purchaser, nor any statement, list or certificate furnished or to be furnished to the Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made.

         4.05 CLAIMS AND LEGAL ACTIONS. There is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative or tax proceeding, nor any order, decree or judgment, in progress, pending, or threatened against or relating to Purchaser or the business or operations of the Purchaser, nor does Purchaser know or have reason to be aware of any basis for the same.

         4.06 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The warranties and representations of the Purchaser contained in this Agreement shall be true and correct as of the Closing with the same force and effect as if given and made on and as of the date and time of Closing, and such representations and warranties shall survive the Closing and the consummation of the transactions contemplated by this Agreement for the period of three (3) years.

         4.07 NOTICE AS TO CHANGES. Purchaser shall promptly advise Seller in writing of the occurrence of any events of which Purchaser becomes aware after the date of this Agreement and prior to Closing relating to any of the matters which are the subject of the covenants, representations and warranties contained herein. In the event Purchaser withdraws or abandons the registration statement for the IPO prior to October 15, 1997, then Purchaser shall immediately notify Seller in writing within five (5) business days of such abandonment or withdrawal.

SECTION 5.       CONVEYANCES.

         At Closing, the Personal Property shall be conveyed by general assignment and bill of sale. The Leasehold Interest shall be assigned to Purchaser pursuant to assignment agreements. In advance of the Closing Date, appropriate forms of such bill of sale and assignment agreements shall be prepared by Purchaser's counsel in conformity with this Agreement and shall be submitted to Seller for its approval, which shall not be unreasonably withheld. Good and marketable title to the Assets





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at the Center including the Personal Property shall be conveyed from Seller to
Purchaser free and clear of all liens, claims, charges, encumbrances, restrictions, assessments (including, without limitation, any assessments payable in installments, all of which installments have not been paid), encroachments, leases and easements, of any kind, subject only to taxes for the current year, and those other liens, claims, charges, encumbrances or objections, if any, set forth in Exhibit "D" attached hereto and by reference made a part hereof (such other liens, claims, charges, encumbrances or objections are hereinafter referred to as "Permitted Exceptions"). Subject to the Permitted Exceptions, Seller shall have satisfied or canceled of record all debt or security instruments which create a lien on the Personal Property, including, without limitation, any mortgage, indenture, security agreement, or deed to secure debt outstanding on any portion of such Personal Property.

SECTION 6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.

         The obligations of Purchaser to perform this Agreement are subject to the satisfaction of the following conditions, each of which may be waived by
Purchaser:

         6.01 ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. At Closing, Seller shall certify to Purchaser that (i) the representations and warranties of Seller herein contained are true and correct as of the Closing Date with the same effect as though made on the Closing Date (except for changes permitted or contemplated by the terms of this Agreement or except to the extent that such changes expressly relate to an earlier date); and (ii) Seller has performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by Seller prior to the Closing Date.

         6.02 DELIVERIES. Seller hereby agrees to, and shall, deliver or cause to be delivered to the Purchaser at the Closing the following, each of which shall be in form and substance satisfactory to the Purchaser:

                 (a) BILL OF SALE. A General Assignment and Bill of Sale for all of Seller's right, title and interest in and to the Personal Property and fixtures located in the Center, including those items described in Exhibit "B" attached hereto and by this reference made a part hereof;

                 (b) OTHER INSTRUMENTS. Such other endorsements, assignments and instruments of transfer and conveyance as may be necessary to vest in the Purchaser good and marketable title to the assets and business to be sold hereunder and as shall be reasonably requested by Purchaser; and

                 (c) CERTIFICATES REGARDING AUTHORITY AND OTHER MATTERS. Certificates or affidavits of Seller in form and substance satisfactory to Purchaser regarding the authority and power of the Seller to complete the transactions





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         provided for herein, and the accuracy of Seller's representations, and warranties and covenants contained herein.

         6.03 AUTHORIZATION OF AGREEMENT BY SELLER. All actions necessary to authorize the execution, delivery and performance of this Agreement and all documents contemplated herein and therein shall have been duly and validly taken by the officers of the Seller, and Seller shall have full power and right to consummate the transactions contemplated hereby or thereby on the terms provided herein or therein. Seller shall provide Purchaser at Closing with a certified resolution approving the execution of this Agreement and the transactions contemplated hereby.

         6.04 NO INJUNCTION OR RESTRAINING ORDER. No injunction, restraining order or other order of any federal or state court in the United States that prevents the consummation of the transactions contemplated hereby shall be pending or shall have been issued and remain in effect.

         6.05 GOVERNMENTAL CONSENTS, APPROVALS AND AUTHORIZATIONS. All consents, authorizations, orders or approvals of, and filings or registrations with, any governmental commission, board or other regulatory body that are required for or in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained or made.

         6.06 INSPECTION AND SURVEY. Purchaser and/or its agents (including accountants, lawyers and investment bankers) shall have conducted, completed and be satisfied with (i) a physical plant inspection of the Center and an inspection of the Personal Property, and (ii) an inspection of the Center's business and legal and financial books and records, including any leases for office space, furniture or equipment. Seller shall make such items available to Purchaser and/or its agents at reasonable times and in such a manner so as not to unreasonably disrupt the Center's normal business.

         6.07 MATERIAL ADVERSE CHANGE. There shall have been no material adverse change after the date of the most recent financials in the results of operations, business, assets, properties, liabilities, financial position or affairs of the Center or the Seller, which in the good faith judgment of the Purchaser has had, or will have a materially adverse effect on the Center or the Center's business.

         6.08 PUBLIC OFFERING OR FIRM UNDERWRITING. Purchaser shall have completed a public offering for the sale of at least $10,000,000 of the stock of Purchaser.

         6.09 CASUALTY LOSSES. On or prior to the time of Closing, the Center shall not have sustained any loss, whether or not insured, by reason of physical damage to the Center caused by fire, flood, accident, explosions or other calamity which





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would adversely affect the carrying on of its business in the normal and regular course.

         6.10 ACCOUNTING TREATMENT. Purchaser shall have received approval from its auditors and an indication of no objection from the Securities and Exchange Commission ("SEC") as to Purchaser's and the Center's, along with other orthodontic practices, "roll-up" accounting treatment, on terms acceptable to Purchaser.

         6.11 EMPLOYMENT AGREEMENT. Seller shall enter into a five (5) year employment agreement with any Orthodontist(s) who have an equity interest in Seller or deliver patient care at the Center(s) on average more than ten (10) days per month the Center(s), as employee(s) to the Center(s) after the consummation of the transactions contemplated hereby, which employment agreements shall contain a non-competition agreement with respect to Purchaser.

SECTION 7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.

         The obligations of Seller to perform this Agreement are subject to the satisfaction of the following conditions, each of which may be waived by
Seller:

         7.01 ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. At Closing, Purchaser shall certify to Seller that (i) the representations and warranties of the Purchaser herein contained are true and correct as of the Closing Date with the same effect as though made on the Closing Date (except for changes permitted or contemplated by the terms of this Agreement or except to the extent that they expressly relate to an earlier date); and (ii) Purchaser has performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Closing Date.

         7.02 DELIVERY OF THE PURCHASE PRICE. Purchaser shall have delivered to Seller the Purchase Price, as described in Section 2.01.

         7.03 GOVERNMENTAL CONSENTS, APPROVALS AND AUTHORIZATIONS. All consents, authorizations, orders or approvals of, and filings or registrations with, any governmental commission, board or other regulatory body that are required for or in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained or made.

         7.04 NO INJUNCTION OR RESTRAINING ORDER. No injunction, restraining order or other order of any federal or state court in the United States that prevents the consummation of the transactions contemplated hereby shall be pending or shall have been issued and remain in effect.





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         7.05    INITIAL PUBLIC OFFERING.  Purchaser shall have completed the
IPO on or before October 15, 1997.

SECTION 8.       PRORATIONS AND ADJUSTMENTS.

         The following items shall be adjusted based on the Closing Date on a pro rata basis between Seller and Purchaser at the time of the Closing or after the Closing as agreed upon by Purchaser and Seller:

         (a) Personal property ad valorem taxes for the 12 month period succeeding the applicable tax bill due date;

         (b) Charges for electricity, gas, water and sewer and other utilities to be based on projections from most recent invoices or on recent meter readings; and

         (c) Such other items as may be agreed upon by Seller and Purchaser.

SECTION 9.       FEDERAL SECURITIES LAWS.

         9.01 INVESTMENT REPRESENTATION. Seller acknowledges that the shares of stock of Purchaser to be delivered to the Seller at the Closing pursuant to this Agreement have not been and will not be registered under the Securities Act of 1933 ("1933 Act") and may not be sold, transferred, pledged or otherwise disposed of in the absence of an effective registration statement covering the shares under the 1933 Act and applicable state securities laws, or unless an exemption from such registration is available and a legal opinion to that effect is delivered to and accepted by the Purchaser. The stock to be acquired by the Seller pursuant to this Agreement is being acquired solely for Seller's own account, for investment purposes only and with no present intention of distributing, selling or otherwise disposing of it in connection with a distribution.

         9.02 COMPLIANCE WITH LAW. Seller represents and warrants that none of the shares of Purchaser stock issued to Seller will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of, except after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the SEC and applicable state securities laws and regulations. All certificates evidencing shares of Purchaser stock issued hereunder shall bear the following restrictive legend, as well as any legend required by the securities or blue sky laws of the state where Purchaser resides:

         THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY JURISDICTION AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED





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         PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AFTER
         RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE UNDER APPLICABLE SECURITIES LAWS.

         9.03 INVESTMENT RISK. Seller is able to bear the economic risk of an investment in Purchaser stock acquired pursuant to this Agreement and can afford to sustain a total loss of such investment and has such knowledge and experience in financial and business matters that Seller represents and warrants that it is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect Seller's interests in connection with the acquisition of Purchaser stock. Seller or their representatives have had an adequate opportunity to ask questions and receive answers from Purchaser concerning any and all matters relating to Purchaser and the transaction described herein.

         9.04 ACCREDITED INVESTOR STATUS. Seller represents and warrants that Seller is an "accredited investor" as defined in Rule 501(a) under the 1933 Act.

         9.05 PIGGYBACK REGISTRATION RIGHTS. Purchaser has no obligation to register the shares of Purchaser stock that Seller will receive under this Agreement. Provided, however, in the event Purchaser, at any time within 24 months after the Closing, contemplates and undertakes a public offering of its shares of Common Stock and the filing of a registration statement with the SEC in connection therewith, Purchaser shall notify the Seller in writing of the proposed offering and of any material terms and conditions of the offering known to Purchaser. Purchaser shall use all reasonable efforts to have included in such registration statement all or any portion of the shares distributed to Seller hereunder, subject, however, to such terms, conditions and limitations (including but not limited to the number of shares that Seller may offer to sell in such registration statement) as any underwriter retained by Purchaser in connection with such offering may require, and provided that the public offering and sale of such shares is not restricted by any legend or other condition imposed by any state securities commissioner. Seller shall take all such action and execute all such documents including, but not limited to, the execution and delivery of an underwriting agreement in form and substance in all material respects the same as the underwriting agreement to be signed by Purchaser, as may be requested by Purchaser. The cost of such public offering shall be borne by Purchaser, except that Seller shall pay its proportionate share of underwriters' commissions and discounts and the costs and fees of any attorneys, accountants and other persons retained by Seller in connection with the offering. The provisions of this Section 9.05 shall not apply to registration statements filed in connection with employee stock purchase and option programs by Purchaser or in connection with actual or proposed acquisitions by Purchaser. Seller shall notify Purchaser of its election to exercise its rights herein specified in writing within thirty (30) days after the aforesaid written notice to the Seller by Purchaser."

SECTION 10.      BROKERS.

         Seller shall pay any real estate broker(s) or finder(s) employed by Seller. Seller shall indemnify and hold harmless Purchaser for any and all claims and expenses arising from Seller's employment of a broker or finder. Purchaser shall pay any real estate broker(s) or finder(s) employed by Purchaser. Purchaser shall indemnify and hold harmless Seller for any and all claims and expenses arising from Purchaser's employment of a broker or finder.

SECTION 11.      ASSUMED LIABILITIES.

         Except as specifically provided in this Agreement, Purchaser shall assume no liabilities, obligations or indebtedness of Seller or the Center whether express or implied, contingent or absolute, disputed or final, nor shall anything herein be construed to the contrary.

SECTION 12.      TERMINATION.

         12.01 RIGHT OF TERMINATION. This Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to the Closing Date:

                 (a) By the mutual consent of the Purchaser and the Seller.

                 (b) By the Purchaser in the event that the conditions set forth in Sections 3 and 6 of this Agreement shall not have been satisfied or waived by the Closing.

                 (c) By the Seller in the event that the conditions set forth in Sections 4 and 7 of this Agreement shall not have been satisfied or waived by the Closing.

                 (d) By either party upon written notice after October 15, 1997.

                 (e) By the Seller upon receipt of the Purchaser's notice of withdrawal or abandonment of the registration statement for the IPO by October 15, 1997 referred to in Section 4.07 hereof.

         12.02 NOTICE OF TERMINATION. Notice of termination of this Agreement shall be given by the party so terminating to the other parties hereto, in accordance with the provisions of Section 14 of this Agreement.

         12.03 EFFECT OF TERMINATION. In the event that this Agreement is terminated pursuant to this Section 12, this Agreement shall be void and have no further force and effect, without any liability on the part of any of the parties hereto (or their respective members, stockholders, directors or officers, if any).

SECTION 13.  DESCRIPTIVE HEADINGS.

         The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

SECTION 14.  NOTICES.

         All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered by hand, (b) mailed by registered or certified mail (return receipt requested), (c) telecopied and immediately confirmed, or (d) sent by overnight delivery, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or so telecopied, on the third business day following the date on which so mailed, if deposited in a regularly-maintained receptacle for United States mail, or on the first business day following the date on which sent by overnight delivery:

         If to Purchaser:

                 Premier Orthodontic Group, Inc.
                 23848 Hawthorne Boulevard, Suite 200
                 Torrance, California 90505
                 Attn: Mr. Sam Westover, Chief Executive Officer
                 Telecopier: (310) 791-5660
                 Telephone: (310) 791-5657

         With a copy to:

                 Nelson Mullins Riley & Scarborough, L.L.P.
                 First Union Plaza, Suite 1400
                 999 Peachtree Street
                 Atlanta, Georgia  30309
                 Attn:  Paul A. Quiros, Esq.
                 Telecopier:  (404) 817-6050
                 Telephone:   (404) 817-6103

         If to Seller:

                 ______________________________
                 ______________________________
                 ______________________________
                 ______________________________
                 Telephone:  __________________
                 Telecopier: __________________

SECTION 15.  COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 16.  GOVERNING LAW.

         This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of _____________ without regard for its principles of conflicts of laws.

SECTION 17.  ASSIGNABILITY.

         This Agreement shall not be assignable by the Seller without the prior written consent of the Purchaser. This Agreement shall be assignable by Purchaser to (i) any person, firm or corporation that controls or is under common control with Purchaser, (ii) USOC or any person, firm or corporation that controls or is under common control with USOC, or (iii) any entity that results from a merger or other combination between Purchaser and USOC ("Newco") and any person, firm or corporation that controls or is under common control with Newco.

SECTION 18.  WAIVERS AND AMENDMENTS.

                 Any term or provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof, and any term or provision of this Agreement may be amended or supplemented at any time by the mutual consent of Purchaser and Seller, except that any waiver of any term or condition, or any amendment or supplementation, of this Agreement must be in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

SECTION 19.  THIRD PARTY RIGHTS.

         Notwithstanding any other provision of this Agreement, this Agreement shall not create any rights or benefits on behalf of any employee of Seller, third party or other person, and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

SECTION 20.  ENTIRE AGREEMENT.

         This Agreement (including the Exhibits, agreements, documents and instruments referred to herein) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them with respect to the subject matter hereof.

SECTION 21.  SEVERABILITY.

         In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect.

SECTION 22.  EXHIBITS.

         The parties shall have until Closing to agree upon all information to be filed as a part of the Exhibits to this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.

                                 SELLER:


                                 ---------------------------------


                                 By:
                                    ------------------------------
                                    Name:
                                    Title:
                                          ------------------------


                                 PURCHASER:

                                 PREMIER ORTHODONTIC GROUP, INC.



                                 By:
                                    ------------------------------
                                    Name:
                                          ------------------------
                                    Title:
                                          ------------------------

                                  SCHEDULE 2.2

OrthAlliance has succeeded to the rights to purchase and sale agreements substantially identical to Exhibit 2.2 as follows:

1.      Purchase and Sale Agreement with Randall K. Bennett, D.D.S.

2.      Purchase and Sale Agreement with Kenneth Brehnan, D.D.S.

3.      Purchase and Sale Agreement with Sammy A. Caves, D.M.D., P.C.

4.      Purchase and Sale Agreement with Michael J. DeVito, D.D.S., P.A.

5.      Purchase and Sale Agreement with Douglas D. Durbin, D.M.D., M.S.D.,
        P.S.C.

6.      Purchase and Sale Agreement with Daniel J. Enger, Jr., D.D.S., P.A.

7.      Purchase and Sale Agreement with Daniel J. Enger, Jr., D.D.S.

8.      Purchase and Sale Agreement with Raymond Fortson, D.D.S.

9.      Purchase and Sale Agreement with Frederick A. Ghiz, D.D.S., M.S., P.C.

10.     Purchase and Sale Agreement with Paul J. Giorgetti, Jr., D.D.S., P.A.

11.     Purchase and Sale Agreement with John R. Goode, D.D.S.

12. Purchase and Sale Agreement with Michael D. Goodwin, D.D.S., M.S., A Professional Corporation.

13.     Purchase and Sale Agreement with Jack L. Green, Jr., D.D.S., P.A.

14.     Purchase and Sale Agreement with William Griffin, D.D.S.

15.     Purchase and Sale Agreement with Gregg G. Hipple, D.D.S., M.S., Ltd.

16.     Purchase and Sale Agreement with Joseph C. Jackson, Jr., D.D.S., P.A.

17.     Purchase and Sale Agreement with Stuart Kimmel, D.D.S., P.A.

18.     Purchase and Sale Agreement with Don E. Lahrman, D.D.S., M.S.D., Inc.

19.     Purchase and Sale Agreement with Causey C. Lee, DDS, P.A.

20.     Purchase and Sale Agreement with Joel Martinez, D.D.S., Inc.

21.     Purchase and Sale Agreement with Winston C. Morris, D.M.D., P.A.

22.     Purchase and Sale Agreement with Brian J. Nettleman, D.D.S.

23.     Purchase and Sale Agreement with R.O. Parsons, D.M.D., M.S.D., P.C.

24.     Purchase and Sale Agreement with Victor S. Sands, D.D.S., a
        Professional Corp.

25.     Purchase and Sale Agreement with Gregory P. Scott, D.D.S., P.A.

26.     Purchase and Sale Agreement with A. Paul Serrano, D.D.S., P.C.

27.     Purchase and Sale Agreement with Douglas E. Smith, D.D.S., P.C.

28.     Purchase and Sale Agreement with D.B. Snead, D.M.D., P.A.

29.     Purchase and Sale Agreement with Gilbert H. Snow, D.D.S., Inc.

30.     Purchase and Sale Agreement with Les O. Starnes, D.D.S.

31.     Purchase and Sale Agreement with Mark D. Thebaut, D.D.S., P.C.

32.     Purchase and Sale Agreement with Trawick Orthodontic Center, P.A.

33.     Purchase and Sale Agreement with Baron V. Whateley, D.D.S., M.S., P.C.